EXHIBIT 14.1

NATIVE AMERICAN ENERGY GROUP, INC.

CODE OF BUSINESS CONDUCT & ETHICS

ADOPTED MAY 3, 2011

Introduction

This Code of Business Conduct and Ethics ("Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Native American Energy Group, Inc. and its subsidiaries (the "Company"). All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate the standards in this Code will be subject to disciplinary action, which may include termination of employment.

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All directors, officers and employees must respect and obey the laws of the cities, states and countries in which we operate. Although not everyone is expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Conflicts of Interest

A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers, directors and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Company's General Counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Insider Trading

Directors, officers and employees who have access to confidential information about the Company or about any other company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company and all non-public information about other companies which becomes available to you in connection with your employment by the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly and honestly with the Company's customers, suppliers, competitors and employees.

No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer or director, or by any of their family members, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot reasonably be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

Record-Keeping and Disclosures

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Many employees, officers and directors regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.

All of the Company's books, records, accounts and financial statements must be maintained in appropriate detail, must appropriately reflect the Company's transactions and must conform both to applicable legal and accounting requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Full, fair, accurate, timely and understandable disclosure shall be made by the Company in all reports and documents that the Company files with or submits to the Securities and Exchange Commission, and in all public communications made by the Company. Any employee, officer or director who becomes aware or believes that any disclosure that the Company has made or intends to make is inaccurate or misleading should immediately contact the Company's Chief Financial Officer or the Company's General Counsel.

Confidentiality and Use of Company Assets

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or others with whom the Company does business, except when disclosure is authorized by the Legal Department or required by laws or regulations. In instances where you believe laws or regulations require the disclosure of confidential information, you must check first with the Legal Department. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or others with whom the Company does business, if disclosed. It also includes information that suppliers, customers and other companies have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

All employees, officers and directors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees, officers and directors to protect the Company's assets includes its proprietary information. Proprietary information includes seismic, geological and geophysical data, prospect and trend information, intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as exploration, production and marketing plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy. It could also be illegal and result in civil or even criminal penalties.

Unauthorized Use of Corporate Funds

The use of corporate funds for any unlawful or improper purpose is strictly prohibited.

Examples include illegal corporate political contributions to candidates, parties, or government officials in any country, and payments to any government officials or private individuals to induce customers to purchase the Company's goods and services. You should refrain from offering gifts for personal use, gratuities, or non-business related entertainment to employees of any government agency. You may not make or approve even token gifts, travel, food or lodging expenses for U.S. government employees or to any foreign government employees.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

Under certain circumstances it may be permissible to make facilitating payments to government employees to obtain or expedite the performance of non-discretionary, legitimate and customary duties such as mail delivery, security, customs clearance and the like, where the practice is usual or customary in the country concerned. Before such payments are made, the Company's Legal Department shall have made a determination.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for officers or directors may be made only by an Audit Committee, once established, of the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation. Any waiver of this Code for other employees of the Company may be made only by the Company's Chief Executive Officer in consultation with the Company's General Counsel, and with prompt disclosure to the Company's Executive Officers and Board of Directors.

Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior, as well as observed violations of this Code or any other Company policy, and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.